EXHIBIT 12(a)

                     CERTIFICATE OF THE SOLE STOCKHOLDER OF
                          MASTER U.S. HIGH YIELD TRUST

      Merrill Lynch U.S. High Yield Fund, Inc., a holder of $100,000 of shares of beneficial interst of Master U.S. High Yield Trust, a Delaware business trust (the "Trust"), does hereby confirm to the Trust its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                                        MERRILL LYNCH U.S. HIGH YIELD FUND, INC.

                                        By:
                                           -------------------------------------
                                                 Authorized Officer

Dated: August 30, 2000